Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT:	AirNet Systems, Inc. Gary Qualmann (614) 409-4832	InvestQuest, Inc. Bob Lentz (614) 876-1900
AirNet Systems, Inc. Reports Second Quarter 2007 Results
COLUMBUS, Ohio (August 14, 2007) AirNet Systems, Inc. (AMEX: ANS) today reported net income of $3.5 million, or $0.35 per diluted share for the three month period ended June 30, 2007, versus $2.0 million, or $0.19 per diluted share, for the same period a year ago.
Total net revenues were $42.2 million for the three months ended June 30, 2007 compared to $44.4 million for the same period last year. A $3.2 million, or 11%, decline in Bank Services revenues compared to the second quarter of 2006 was offset, in part, by increases in Express Services and Aviation Services revenues versus the second quarter 2006. For the first six months of 2007, total net revenues declined 4%, to $83.7 million versus $87.1 million a year ago, primarily due to lower Bank Services net revenues.
For the first six months of 2007, net income was $5.4 million, or $0.53 per diluted share, compared to $3.7 million, or $0.36 per diluted share, a year ago. Net income for the three and six months ended June 30, 2006 included losses from discontinued operations, net of tax, of $(0.1) million, or $(0.01) per common share, and $(0.3) million, or $(0.03) per common share, respectively.
Net income benefited from a significant reduction in the provision for income taxes for the second quarter and first half of 2007 of $1.0 million and $2.1 million, respectively, from the comparable periods in 2006. The Company anticipates a lower annual effective tax rate in 2007 due to changes in the valuation allowance for deferred tax assets.
Bruce D. Parker, Chairman of the Board and Chief Executive Officer, stated, “Although we are generally pleased with the second quarter results, we are cognizant that the decline in Bank Services volumes and revenues have accelerated as a result of the banking industry’s transition to electronic alternatives. For the second quarter, Bank Services volumes and revenue declined by 27% and 11%, respectively, compared to the same period last year. We expect that trend to continue. As we work to meet our bank customers’ needs, we will continue our efforts to grow our Express Services business. However, the current growth in Express Services revenues is not sufficient to offset the accelerating decline in Bank Services revenues, which will require us to further reconfigure and reduce AirNet’s air transportation network and also reduce other expenses in the future. Unfortunately, as we go forward, AirNet’s profitability will also be significantly and adversely affected”.
Second Quarter 2007 Results
Total Bank Services net revenues, including fuel surcharges, declined $3.2 million, or 11%, to $25.9 million for the second quarter 2007 from $29.1 million a year ago.
Total pounds shipped per flying day for Bank Services declined approximately 23% for the second quarter 2007 compared to the same period in 2006. This was due to a 27% decline in the volume of weekday cancelled checks delivered for bank customers during the second quarter 2007, as well as decreases in the volume of proof of deposit (unprocessed checks), interoffice mail and weekend shipments, compared to the second quarter 2006.
Total Express Services net revenues increased to $15.1 million for the second quarter 2007 compared to $15.0 million in the prior year. This increase in revenue was primarily attributable to increased weight per shipment and rate increases, which were offset by a reduction in fuel surcharges and a 10% decline in shipping volume during the second quarter compared to the same period in 2006.
Costs and Expenses
Total costs and expenses decreased $2.3 million, or 6%, to $38.4 million for the second quarter 2007 from $40.7 million for the same period in 2006. During the second quarter 2007, the Company benefited from lower operating expenses as a result of the reduction in AirNet’s flight schedule that took effect on March 26, 2007.
Depreciation expense decreased $1.6 million to $1.3 million in the second quarter 2007 from $2.9 million for the comparable period in 2006. This decline was attributable to the third quarter 2006 impairment charge, which lowered the depreciable asset basis of AirNet’s aircraft, plus lower aircraft engine depreciation due to the decline in engine hours operated compared to the second quarter 2006.
Total aircraft fuel expense declined $1.3 million to $6.4 million due to a decrease in the number of hours flown during the second quarter 2007 and lower average fuel prices compared to a year ago.
Contracted air costs decreased $0.7 million to $3.8 million versus the second quarter 2006, primarily due to the reduction in use of third-party air operators; and selling, general and administrative costs declined approximately $0.7 million to $4.1 million in 2007 primarily due to decreased incentive compensation costs.
The decline in total costs and expenses was partially offset by higher aircraft maintenance costs which increased to $6.0 million, or $1.9 million above the same period last year, reflecting the expensing versus capitalization of 75% of engine maintenance program payments which began in the fourth quarter 2006, major overhauls of certain jet engines not on the manufacturer’s engine maintenance program, scheduled major inspection and component replacements, and additional maintenance costs related to increased retail maintenance services provided to third parties.
Interest Expense and Total Debt Outstanding
Interest expense decreased to $0.2 million for the second quarter of 2007 versus $0.4 million for the same period in 2006 because of lower average debt outstanding.
The Company’s total debt outstanding at June 30, 2007 was $2.5 million versus $22.4 million on the same date in 2006.

Income Taxes
The provision for income taxes was $0.1 million for the second quarter 2007 compared to $1.1 million the prior year. The Company anticipates a lower annual effective tax rate in 2007 due to changes in the valuation allowance for deferred tax assets.
Six Month Results
Total Bank Services net revenues, including fuel surcharges, decreased $5.0 million, or 9%, to $52.4 million for the first six months of 2007 from $57.4 million a year ago.
Total pounds shipped per flying day for Bank Services declined approximately 23% for the 2007 year-to-date period compared to the first half of 2006. This was primarily due to a 26% decline in the volume of weekday cancelled checks delivered for Bank Services customers during the first six months of 2007 compared to the prior year.
Total Express Services net revenues for the six month period ended June 30, 2007 increased 1% to $29.4 million compared to $29.0 million in the prior year. Although the total number of Non Charter Express shipments declined approximately 9% during the first half of 2007 compared to the same period in 2006, the decline in the number of shipments was offset by increased weight per shipment and rate increases.
Costs and Expenses
Total costs and expenses declined $2.1 million, or 3%, to $77.8 million for the first half of 2007 from $79.9 million for the same period last year. Contributing to the decline in total costs and expenses in first half 2007 was a $0.9 million net gain on the disposition of aircraft reflecting the excess of insurance proceeds over the net book value of the aircraft.
Depreciation expense decreased $3.3 million, or 57%, to $2.5 million in the first half of 2007 from $5.8 million for the comparable period in 2006. This decline was attributable to the third quarter 2006 impairment charge and lower aircraft engine depreciation due to a decline in engine hours operated compared to the first half of 2006.
Total aircraft fuel expense declined $2.2 million to $12.5 million due to a decrease in the number of hours flown and lower average fuel prices compared to the first half of 2006. Contracted air costs decreased $1.0 million to $7.6 million versus the first half of 2006, primarily due to the reduction in the use of third-party air operators. Selling, general and administrative costs declined approximately $0.8 million to $8.4 million, primarily due to decreased incentive compensation costs versus 2006.
The decrease in total costs and expenses was partially offset by higher aircraft maintenance costs which increased to $13.3 million, or $5.1 million above the same period last year, reflecting the expensing versus capitalization of 75% of engine maintenance program payments beginning in the fourth quarter 2006, major overhauls of certain jet engines not on the manufacturer’s engine maintenance program, scheduled major inspection and component replacements, and additional maintenance costs related to increased retail maintenance services provided to third parties.

Interest Expense
Interest expense decreased to $0.3 million for the first half of 2007 compared to $1.0 million for the first half of 2006 because of lower average debt outstanding.
Income from Continuing Operations before Income Taxes
For the first half of 2007, income from continuing operations before income taxes was $5.6 million compared to $6.2 million in 2006. First half 2007 income from continuing operations benefited from a $0.9 million gain on disposition of aircraft reflecting the excess of insurance proceeds over the net book value of the aircraft. Excluding the gain, income from continuing operations before income taxes for the first half 2007 was $4.7 million compared to $6.2 million for the same period in 2006.
Income Taxes
The provision for income taxes was $0.2 million for the first half of 2007 versus $2.3 million last year. The Company anticipates a lower annual effective tax rate in 2007 due to changes in the valuation allowance for deferred tax assets.
AirNet Systems, Inc.
Safe Harbor Statement
Except for the historical information contained in this news release, the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this document, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan(s)”, “project” and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties, which could cause actual results to differ materially from any forward-looking statement. The following factors, in addition to those included in the disclosures under the heading “ITEM 1A — RISK FACTORS” of Part I of AirNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and “ITEM 1A — RISK FACTORS” of Part II of the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, could cause actual results to differ materially from those expressed in our forward-looking statements: potential regulatory changes by the Federal Aviation Administration (“FAA”), Department of Transportation (“DOT”) and Transportation Security Administration (“TSA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting cancelled checks; changes in the way the FAA is funded could increase AirNet’s operating costs; changes in check processing and shipment patterns of bank customers; the continued acceleration of migration of AirNet’s Bank Services customers to electronic alternatives to the physical movement of cancelled checks; AirNet’s ability to reduce its cost structure to match declining revenues and operating expenses; disruptions to the Internet or AirNet’s technology infrastructure, including those impacting AirNet’s computer systems and corporate website; the impact of intense competition on AirNet’s ability to maintain or increase its prices for Express Services (including fuel surcharges in response to rising fuel costs); the impact of prolonged weakness in the United States economy on time-critical shipment volumes; significant changes in the volume of shipments transported on AirNet’s air transportation network, customer demand for AirNet’s various services or the prices it obtains for its services; pilot shortages which could result in a reduction in AirNet’s flight schedule or require subcontracting of certain routes; disruptions to operations due to adverse weather conditions, air traffic control-related constraints or aircraft accidents; potential further declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; insufficient capital for future expansion; and the impact of unusual items resulting from ongoing evaluations of AirNet’s business strategies; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to the disclosures included in “ITEM 1A — RISK FACTORS” of Part I and in the section captioned “Forward-looking statements” in “ITEM 7 — MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Part II of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 of AirNet Systems, Inc. (File No. 1-13025) and the disclosure included in “ITEM 1A — RISK FACTORS” of Part II of the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in the forward-looking statements.

AIRNET SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited

In thousands, except per share data	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
NET REVENUES, NET OF EXCISE TAX
Bank services	$25,935	$29,101	$52,429	$57,385
Express services	15,140	14,981	29,354	29,025
Aviation services	1,095	272	1,899	649

Total net revenues	42,170	44,354	83,682	87,059

COSTS AND EXPENSES
Aircraft fuel	6,387	7,723	12,510	14,715
Aircraft maintenance	5,973	4,128	13,301	8,223
Operating wages and benefits	4,519	4,736	9,451	9,711
Contracted air costs	3,788	4,439	7,571	8,608
Ground courier	8,759	8,717	17,665	16,896
Depreciation	1,256	2,930	2,502	5,813
Insurance, rent and landing fees	2,058	2,112	4,196	3,989
Travel, training and other operating	1,509	1,147	3,093	2,678
Selling, general and administrative	4,118	4,772	8,380	9,237
Net (gain) on disposition of assets	(3)	(4)	(883)	(12)

Total costs and expenses	38,364	40,700	77,786	79,858

Income from continuing operations before interest and income taxes	3,806	3,654	5,896	7,201
Interest expense	175	443	307	973

Income from continuing operations before income taxes	3,631	3,211	5,589	6,228
Provision for income taxes	100	1,146	200	2,267

Net income from continuing operations	3,531	2,065	5,389	3,961
Income (loss) from discontinued operations, net of tax	—	(87)	—	(296)

Net income	$3,531	$1,978	$5,389	$3,665

Income (loss) per common share — basic and diluted:
Continuing operations	$0.35	$0.20	$0.53	$0.39
Discontinued operations	—	(0.01)	—	(0.03)

Net income per common share — basic and diluted	$0.35	$0.19	$0.53	$0.36

Note - Under generally accepted accounting principles (GAAP), a net (gain) on disposition of assets is required to be included in the results of operations. The Company believes that the presentation of the following supplemental information, excluding the net (gain) on disposition of assets, is useful and informative to readers in providing a more complete view of AirNet’s operating results.

Reconciliation of GAAP to Non-GAAP Information:
Income from continuing operations before income taxes	$3,631	$3,211	$5,589	$6,228
Less: net (gain) on disposition of assets	—	—	(880)	-

Income from continuing operations before income taxes and net (gain) on disposition of assets (Non-GAAP)	$3,631	$3,211	$4,709	$6,228

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